Filed Pursuant to Rule 424(b)(3) and (c)
Registration No. 333-122212
PROSPECTUS SUPPLEMENT NO. 1
DATED AUGUST 15, 2007
TO
PROSPECTUS DATED APRIL 19, 2005
3,318,314 Shares of Common Stock of
Immersion Corporation
(issuable upon conversion of convertible debentures and exercise of warrants)
     This prospectus supplement updates the prospectus dated April 19, 2005 of Immersion Corporation relating to the public offering and sale of securities by selling stockholders identified in the prospectus and this prospectus supplement, and any of their donees, pledges, transferees or other successors-in-interest. This prospectus supplement should be read in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information provided by this prospectus supplement supersedes the information contained in the prospectus.
     INVESTING IN THE COMMON STOCK COVERED BY THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 3.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
     The following information is provided to update the selling stockholder table in the prospectus to reflect the transfer of shares by various selling stockholders. Specifically, Special Situations Private Equity Fund, L.P., Special Situations Fund III, L.P., Special Situations Cayman Fund, L.P., Special Situations Technology Fund II, L.P. and Special Situations Technology Fund, L.P. transferred their warrants to purchase a total of 213,475 shares of our common stock to Capital Ventures International. The prospectus supplement relates to the resale of the shares issuable upon exercise of such warrants. We may amend or supplement the information in this prospectus supplement from time to time in the future to update or change the information with respect to the selling stockholder in the table below and the shares which may be resold. In addition, we may amend or supplement the prospectus from time to time in the future to update or change the information with respect to other selling stockholders.

Number of Shares
		Percentage of	of Common Stock	Number of
		Debentures	Issuable Upon	Shares Issuable	Total Number of	Percentage of
	Principal Amount	Outstanding	Conversion of	Upon Exercise	Shares Offered	Common Stock
Selling Stockholders	of Debentures ($)	(%)	Debentures(1)	of Warrants(2)	Hereby	Outstanding(3)
Capital Ventures International(4)	N/A	N/A	N/A	213,475	213,475	*

*	Less than one percent.

(1)	Assumes conversion of all of the selling stockholder’s convertible debentures at a conversion price of $7.0265 per share of common stock. However, this conversion price will be subject to adjustment as described under “Description of Debentures — Conversion Rights.” As a result, the amount of common stock issuable upon conversion of the convertible debentures may increase or decrease in the future.

(2)	Assumes the exercise of all of the selling stockholder’s warrants at an exercise price of $7.0265 per share of common stock. However, this exercise price will be subject to adjustment as described under “Description of Warrants — Exercise Price Adjustments.” As a result, the amount of common stock issuable upon exercise of the warrants may increase or decrease in the future.

(3)	Calculated based on Rule 13d-3(d)(1)(i) of the Securities Exchange Act of 1934 using 28,000,041 shares of common stock outstanding as of August 2, 2007. In calculating this amount we treated as outstanding the number of shares of common stock issuable upon conversion of that particular selling stockholder’s convertible debentures and exercise of that particular selling stockholder’s warrants. However, we did not assume the conversion of any other selling stockholder’s convertible debentures or the exercise of any other selling stockholder’s warrants.

(4)	This selling stockholder is an affiliate of a registered broker-dealer. This selling stockholder purchased the securities with the expectation of reselling the securities in the ordinary course of business. This selling stockholder did not have an agreement or understanding, directly or indirectly, with any person to distribute the securities at the time it purchased the securities. This selling stockholder is a non-public entity. Heights Capital Management, Inc., the authorized agent of the selling stockholder, has discretionary authority to vote and dispose of the shares held by the selling stockholder and may be deemed to be the beneficial owner of these shares. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the shares held by the selling stockholder. Mr. Kobinger disclaims any such beneficial ownership of the shares.

     This prospectus supplement is not complete without the prospectus dated April 19, 2005, and we have not authorized anyone to deliver or use this prospectus supplement without the prospectus.
The date of this prospectus supplement is August 15, 2007.